MET INVESTORS SERIES TRUST

AMENDMENT NO. 1 TO THE INVESTMENT SUBADVISORY AGREEMENT

(MetLife Balanced Plus Portfolio)

This Amendment No. 1 to the Investment Subadvisory Agreement (the “Agreement”) dated May 1, 2011, by and between MetLife Advisers, LLC, (the “Adviser”), and Pacific Investment Management Company LLC (the “Subadviser”) with respect to the MetLife Balanced Plus Portfolio, a series of the Met Investors Series Trust, is entered into effective the 6th of March, 2013.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties with to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Schedule A of the Agreement is amended in whole to read as follows:

Percentage of average daily net assets
MetLife Balanced Plus Portfolio	0.375% of the first $1 billion of such assets plus 0.350% of such assets over $1 billion.

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the 6th day of March, 2013.

METLIFE ADVISERS, LLC		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Jeffrey L. Bernier	By:	/s/ Suhail Dada
	Jeffrey L. Bernier		Suhail Dada
	Senior Vice President		Managing Director